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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Ask Jeeves, Inc. for the registration of its common stock, preferred stock, depositary shares, debt securities or warrants in the amount of $400,000,000 and to the incorporation by reference therein of our report dated January 23, 2004, except for the fourth paragraph of Note 14, as to which the date is February 27, 2004, with respect to the consolidated financial statements and schedule of Ask Jeeves, Inc. included in its Annual Report (Form 10-K) for the ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                            /s/ERNST & YOUNG LLP

Walnut Creek, California
June 4, 2004